Exhibit 10.34

No.: 37132700-2008 ZHI- 0001#

Pledge Agreement

Agricultural Development Bank of China

Pledger (Full Name):                                        Shandong Longkong Travel Development Co., Ltd

Business license No.:                                     3713232800508

Legal Representation (Principal):                 ZHANG SHANJIU

Address:                                                          west to Yongfu village, Yaodianzi Town, Yishui County

Zip:                                                                  276400

Basis Deposit Account and AccountBank:  Yishui Rural Credit Cooperative

Tel:                                                                  0539-2553788

Fax:                                                                 0539-2553952

Pledgee (Full Name):                                     Agricultural Development Bank of China Junan Branch

Legal Representation (Principal):                 SUN ANYUAN

Address:                                                         Shiquan Rd. Junan County

Zip:                                                                  276600

Tel:                                                                  0539-7210607

To ensure the debtor's obligations under the contract fixed capital loan contract No.: 37132700-2008(JUNAN)-0001# (hereinafter referred as "Main Contract") signed between Junan Tianma Island Tourism developing Co., Ltd (hereinafter referred as "Debtor")and Pledgee on the date of 14-2-2008 be carried out completely, to ensure the creditor's right realized, the pledger hereby agrees to Provide the Guarantee to the Pledgee. To confirm each party's rights and obligations, both parties hereby reach a contract through consultation pursuant to Contract Law, Guarantee Law of PRC.

Article 1: Pledge Type & Amount

The main creditor's right guaranteed under this contract means all the debts claims which the Pledgee obtains from processing the loans under the main contract between debtor and Pledgee, which loan type is RENMINBI Loan, in the amount of Forty million Yuan.

Article 2: The Period of Performing Debt Obligations of Debtor

The period of performing debt obligations of Debtor shall be 72 months, starting from the date of 14-3-2008 to 13-3-2014. If the actual performing period under the main contract is different from above performing period, the one stipulated in the main contract shall be regarded as the standard.

Article 3: Pledge Guarantee Scope

4.1 The pledge guarantee scope under this contract contains of such following items under the main contract: the loan principal and interest, penalty interest, compound interest, breach compensation, damage compensation, the cost to realizing the creditor's right and other payable expenses, including but not limited to litigation cost, arbitration fees, property preservation, assessment expenses, auction charge, execution cost, transferring expense, agent fees, etc.

Article 4: Pledged Rights

4.1 The Pledger voluntarily pledges the right described in the "Pledge List". The "Pledge List" is the inalienable part of this contract.

4.2 The value of the pledged right in the "Pledge List" shall not be regarded as the basis of the valuation, it causes no limitation on Pledgee to realize the pledge right. The final value of the pledged rights shall be determined by the actual value when the pledge rights are realized.

Article 5: Power of Pledge Rights

The power of the pledge rights under the contract shall cover the co-rights and the yield of the pledged rights.

Article 6: Pledge Registration

6.1 The pledged right under the contract shall be registered or endorsed, the pledger shall start processing with the relevant authorities with the Pledgee in 15days after the contract is signed.

6.2 As required by laws, the pledged right need not a registration, but both parties voluntarily agree to process it, the Pledger shall start processing with the relevant authorities with the Pledgee in 15days after the contract is signed.

6.3 Changes on pledge registration items, an amendment is required by laws, start processing with the relevant authorities with the Pledgee in 15days after the contract is signed.

Article 7: Hand over the Certificates of Pledged rights

7.1 The Pledger shall provide the certificates of pledged rights or other relevant documents to Pledgee in 10 days after the pledge registration or endorsement is complete; and the Pledgee shall review it in accordance with the "Pledge List", issue the receipt to the Pledger.

7.2 As required by laws, the pledged right need not a registration, The Pledger shall provide the certificates of pledged rights or other relevant documents to Pledgee on the date of the contract is signed; and the Pledgee shall review it in accordance with the "Pledge List", issue the receipt to the Pledger.

7.3 The debt term under the main contract is due, and the Pledger fulfills the repaying obligation, or the Pledger repays the debt under the guaranteed main contract in advance, the Pledgee shall return the above mentioned certificate and relevant documents to the Pledger.

Article 8: Keeping the Certificate of Pledged rights

8.1 The pledge shall keep the certificate of pledged rights and relevant document in a good manner; the above certificate and documents incurs damage or missing caused by the Pledgee's keeping faults, the Pledgee shall provide the Pledger a relevant compensation to recover the cost for re-processing the above certificate and documents.

8.2 It is not the Pledgee's fault, which may cause the value of the pledged rights decreasing, and it would affect the Pledgee to realize the Pledge rights, in such event, the Pledgee has the right to require Pledger to provide another relevant guarantee; the Pledger refuses to do so, the Pledgee has the right to sale or dispose the pledged right by auction; the money obtains from above actions, shall be paid the debt under the guaranteed main contract or withdrawn from a third party engaged by both parties, the cost shall be on Pledger's shoulder.

8.3 without Pledgee's consent in writing, the Pledger shall not dispose the pledged rights under the contract in a way of bestowal, transferring or other method. if such consent in writing obtained from Pledger agrees, the money obtained from the disposal of Pledged rights shall be paid the main debt, or deposit it in the account pointed by the Pledgee, as to securing the debt under the main contract.

8.4 with a written consent from Pledgee, the Pledger may transfer the stock under the contract. the money obtained from the transaction shall be paid the debt under the guaranteed main contract or withdrawn from a third party engaged by both parties, the cost shall be on Pledger's shoulder.

8.5 with a written consent from Pledgee, the Pledger may transfer the exclusive trade mark using right, patent right, property right among copyright. The money obtained from the transaction shall be paid the debt under the guaranteed main contract or withdrawn from a third party engaged by both parties, the cost shall be on Pledger's shoulder.

8.6 The due date or the date of delivery of valuable securities, storage bills, bill of lading and etc is prior to the expiration date of the debt term under the main contract, the Pledgee may cash above bills or take delivery of goods before the expiration date, and Pledgee has the right to use the money obtained from above actions to pay the debt under the guaranteed main contract or withdrawn from a third party engaged by both parties, the cost shall be on Pledger's shoulder.

8.7 The Pledgee has the right to take the yield of the Pledged rights, the cost to collect the yield shall be deduct from above yield.

Article 9: Realizing the Pledge Right

9.1 The debt term under the main contract expires, the debtor fails to repay the principal and interest of the debt or other expenses, in such event, the Pledgee has the right to dispose the Pledged Rights by sales or auctions, the money obtained from such action shall be paid the debt.; or discount the Pledge Rights to pay against the debt under the main contract.

9.2 The Pledgee terminated the contract under the contract or as required by laws and regulations, or withdraw back the main loan pursuant to the stipulation under the main contract, the Pledgee is not repaid, in such event, the Pledgee has the right to dispose the Pledge by sales or by auctions, the money obtained from such action shall be paid the debt.; or discount the Pledge Rights to pay against the debt under the main contract.

9.3 The money obtained from disposal of Pledge exceeds the total amount of debt and all incurred expenses, the rest of the money shall belong to the Pledgee.

9.4 During disposal of the Pledge by the Pledgee, the Pledger shall provide necessary assistance, and cause no disturbance.

Article 10: Representations and Warranties of Pledger

10.1 Acknowledges all clause of the main contract, voluntarily Provides the Pledge Guarantee for the debtor, the representations in this contract is true.

10.2 The Pledger is the manager of the Pledge with a complete, valid legal authorization, no dispute related to ownership and managing right on above Pledge, it is qualified to pledge without any limitation, and shall not cause any influence on Pledgee to realize the Pledge Rights.

10.3 The main contract is a "bank bill acceptance agreement", the Pledger shall ensure that any dispute rising among the debtor and holder of the acceptance bills and endorser and other parties, shall cause no affect on the Pledger bearing the guarantee obligations to Pladgee.

10.4 Pledger incurs such following events, shall inform the Pledgee in writing in time:

10.4.1 changes on business operating system, including but not limited to, contract business, leasing, combination, merger (or acquisition), splitting, stock reform, joint venture, transferring assets.

10.4.2 involved into a material economic dispute, business suspension, applying (being applied) for a bankruptcy, being applied for dismissing, suspended to reform, registration cancelled, business license withdrawn, corporate cancelled, Changes on business name, address, legal representative, contact telephone, in such event, the Pledger shall inform the Pledgee in 5 days after the event occurs.

10.5 Within the valid period of the contract, the Pledgee transfers the debt claim under the contract to a third party; the Pledger shall still bear the joint guarantee obligation under the Pledge guarantee scope.

10.6 The Pledge Rights incurs trespass or may incurs trespass, the Pledger shall inform in time and assist Pledgee to Prevent from the trespass.

10.7 To amend the main contract between the Pledgee and the debtor through consultations, except the extension or raising the amount, the consent from Pledger is not needed; the Pledger shall still bear the joint guarantee obligation under the Pledge guarantee scope.

10.8 To bear such relevant expenses, including but not limited to all the costs and expenses of, attorney, authentication, notarization, assessment, registration, transferring, keeping, litigation, etc.

Article 11: Breach of Faith

11.1 The contract becomes effective, the Pledgee and the Pledgee shall carry out the obligations stipulated under this contract. any party fails to fulfill or partly fulfill the obligations under the contract, shall take the relevant breach responsibility, an provide the compensation to another party to recover the losses.

11.2 Pledger makes false statements under the Item10.1, 10.2, and causes losses to Pledgee, shall bear the compensation responsibility.

11.3 It is not Pledgee's fault which causes the contract invalid, the Pledger shall provide the compensation to the Pledgee under the Pledge guarantee scope of this contract.

Article 12: Effectiveness, Amendment and Termination

12.1 This contract shall be set up after it is signed and sealed by both parties; become effective on the date when the Certificates is handed over to Pledgee; if a pledge registration in required, the contract shall become effective on the date of registration.

12.2 The contract becomes effectives, except stipulated by another agreement, any party shall not amend or terminate the contract; if the above amendment or termination is needed, a notice in writing shall be provide to another party, both parties shall reach a written agreement through consultations.

Article 13: Dispute Settlement

13.1 Any dispute rising out during the contract performing, shall be resolved through consultations between both parties; failing on consultation, the following Item 13.1.1 shall be selected to carry out:

13.1.1 Submit it to the Court locating where the Pledgee located

13.1.2 Submit it to ____ arbitration association (in the place of ____), pursuant to the current arbitration rules.

13.2 During the period of arbitration, the articles non-related to the dispute shall be performed as schedule.

Article 14: Other Provisions

14.1 _________________________________________________

14.2 _________________________________________________

14.3 _________________________________________________

Article 15: Appendix

15.1 Except another stipulation, any notice between both parties shall be provided in writing; any TELEX, telegraph or post mail sent by Pledgee to Pledger, it shall be regarded as delivered as it sent out by post office.

15.2 This contract is made out in 3 duplicates, each for the Pledgee, the Pledger and the Debtor with the same legal effect.

Article 16: Special Note

The Pledgee hereby reminds the Pledger to completely, accurately understand the meaning of each article under the contract and the legal result which would finally causes; also, the Pledgee has made the expansion to relevant articles. Both parties have no argument on each article under the contract.

Pledger (seal):                                                                    Shandong Longkong Travel Development Co., Ltd (sealed)

Legal Representative (Principal) or Authorized Proxy: /s/ ZHANG SHANJIU
Date: 14-3-2008

Pledgee (seal):                                                                   Agricultural Development Bank of China Junan Country Branch (sealed)

Legal Representative (Principal) or Authorized Proxy: /s/ SUN ANYUAN

Date:                                                                                 14-3-2008

The following document of title has been examined by Pledgee and Pledger and confirmed it accuracy
The Pledge List is the attachment of the contract "Contract of Pledge Right" No.: 37132700-2008 ZHI-0001#

Pledge List
Title or Certificate of title	Certificate No.	Unit	Period of the Pledge	Pledge acceptance date	Total value	Valuation (Renminbi Yuan)	Certificate Issuer	Debtor of Pledge	Remark
Permit of Charging	37280543002	1	29-10-2007 to 30-6-2008	NULL	NULL	91.4051 Million Yuan	Yishui commodity prices check center	NULL	NULL

Pledger (seal): Shandong longkong Travel Development Co., Ltd (sealed) Legal Representative (Principal) or Authorized Proxy: /s/ Zhang Shangjiu Date: 14-3-2008	Pledgee (seal): Agriculture Development Bank of China Yishui Branch (sealed) Legal Representative (Principal) or Authorized Proxy: /s/ Sun Anyuan Date: 14-3-2008